UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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VAALCO ENERGY, INC.

 (Name of Registrant as Specified In Its Charter)

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VAALCO ENERGY, INC.

9800 Richmond Avenue, Suite 700
Houston, Texas 77042

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of VAALCO Energy, Inc.:

Notice is hereby given that the 2017 Annual Meeting of Stockholders of VAALCO Energy, Inc. (the “Company”) will be held at The Houston Marriott Westchase Hotel, 2900 Briarpark Drive, Houston, Texas 77042, on Thursday, June 1, 2017, at 9:00 a.m. Central Time (the “Annual Meeting”). The Annual Meeting is being held for the following purposes:

1.	To elect six directors, each for a term of one year;

2.	To ratify the appointment of BDO USA, LLP as the Company’s independent auditors for 2017;

3.	To approve, on an advisory basis, the compensation of our Named Executive Officers;

4.	To approve, on an advisory basis, the frequency of our future advisory votes on the compensation of our Named Executive Officers; and

5.	To transact such other business as may properly come before the Annual Meeting.

These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting, or any adjournment or postponement thereof, only if you were a stockholder of record at the close of business on April 6, 2017.

We are providing access to our proxy materials over the Internet. To do this, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials, which we refer to in the proxy statement as a Notice. The Notice contains instructions on how to access those documents over the Internet, as well as instructions on how to request a paper copy of our proxy materials. Stockholders who do not receive a Notice will receive a paper copy of the proxy materials by mail. We believe that the Notice process will allow us to provide the information you need in a timelier manner and will save the cost of printing and mailing documents to you, thus conserving natural resources.

By Order of the Board of Directors,

Andrew L. Fawthrop
Chairman of the Board

Houston, Texas

April 19, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS:

The Proxy Statement, our Annual Report for 2016 and our 2016 Financial Statements are available at www.proxyvote.com.

VAALCO ENERGY, INC.
9800 Richmond Avenue, Suite 700
Houston, Texas 77042

PROXY STATEMENT
2017 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of VAALCO Energy, Inc. requests your proxy for the Annual Meeting that will be held Thursday, June 1, 2017, at 9:00 a.m. Central Time, at The Houston Marriott Westchase Hotel, 2900 Briarpark Drive, Houston, Texas 77042. By granting the proxy, you authorize the persons named on the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting. The proxy materials, including this proxy statement, proxy card or voting instructions and our 2016 annual report have been made available on or about April 19, 2017.

If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper proxy. You may revoke the proxy in writing at any time before it is exercised at the Annual Meeting by delivering to the Corporate Secretary of the Company a written notice of the revocation, by submitting your vote electronically through the internet or by phone after the grant of the proxy, or by signing and delivering to the Corporate Secretary of the Company a proxy with a later date. Your attendance at the Annual Meeting will not revoke the proxy unless you give written notice of revocation to the Corporate Secretary of the Company before the proxy is exercised or unless you vote your shares in person at the Annual Meeting.

General Information

We are providing you these proxy materials in connection with the solicitation of proxies by our Board of Directors (the “Board of Directors” or the “Board”) to be voted at our 2017 Annual Meeting of Stockholders (our “Annual Meeting”), and at any postponement or adjournment of the Annual Meeting. In this proxy statement, VAALCO Energy, Inc. is referred to as the “Company,” “our company,” “we,” “our,” “us” or “VAALCO.”

Date and Time of Meeting

The VAALCO Energy, Inc. Annual Meeting of stockholders will be held at 9:00 a.m. Central Daylight Time, on June 1, 2017 at the Houston Marriott Westchase Hotel, 2900 Briarpark Drive, Houston, Texas 77042.

Record Date and Persons Entitled to Vote

The Board of Directors has set the close of business on April 6, 2017 as the record date for stockholders entitled to notice of and to vote at the meeting. At the close of business on the record date, there were 58,591,795 shares of VAALCO common stock outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

Notice and Access

We are providing access to our proxy materials over the Internet. As a result, we have sent to most of our stockholders a Notice instead of a paper copy of the proxy materials. The Notice contains instructions on how to access the proxy materials over the Internet and how to request a paper copy. In addition, stockholders may request future proxy materials in printed form by mail or electronically by e-mail. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates it.

We may provide certain stockholders, including those who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of a Notice. If you would like to reduce the costs incurred by VAALCO in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card to vote using the Internet. When prompted, indicate that you agree to receive or access stockholder communications electronically in the future.

Procedure to Access Proxy Materials Over the Internet

Your Notice or (if you received paper copies of the proxy materials) your proxy card will contain instructions on how to view our proxy materials for the Annual Meeting on the Internet. Our proxy materials are also available at www.proxyvote.com.

Matters to be Voted on and Recommendation of the Board

		Board Vote Recommendation	Page Reference (for more detail)

Election of Six Directors		FOR EACH DIRECTOR NOMINEE	5

Other Proposals

●	Ratification of the appointment of independent auditors	FOR	31

●	Advisory resolution on executive compensation	FOR	34

●	Advisory vote on frequency of advisory resolutions on executive compensation	ONE YEAR	35

Transact other business that properly comes before the meeting

Information About the Advisory Vote on Compensation and Frequency of the Advisory Vote on Compensation

Because your vote with respect to approval of our Named Executive Officer compensation and the frequency of such vote is advisory, it will not be binding upon the Board. However, our Compensation Committee and the Board will carefully consider the outcome of the vote when reviewing future compensation arrangements for our executive officers and the frequency with which we submit such a vote to you.

How to Vote

The Board encourages you to exercise your right to vote. Your vote is important. Stockholders can vote in person at the Annual Meeting or by proxy. Giving us your proxy means you authorize us to vote your shares at the Annual Meeting in the manner you direct. If you are a stockholder of record (you own shares in your name), there are three ways to vote by proxy:

●	By Internet—You may vote over the Internet at www.proxyvote.com by following the instructions on the Notice or, if you received your proxy materials by mail, by following the instructions on the proxy card.

●	By telephone— Stockholders located in the United States that receive proxy materials by mail may vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card.

●	By mail—If you received proxy materials by mail, you can vote by mail by marking, dating, signing and returning the proxy card in the postage-paid envelope.

Telephone and Internet voting will be available 24 hours a day and will close at 11:59 p.m. Eastern Daylight time on May 31, 2017.

Voting by proxy will not limit your right to vote at the Annual Meeting if you decide to attend in person. The Board recommends that you vote by proxy since it is not practical for most stockholders to attend the Annual Meeting.

If you are a street name stockholder (that is, if your shares are held of record in the name of a bank, broker or other holder of record), you will receive instructions from the bank, broker or other record holder of your shares. You must follow the instructions of the holder of record in order for your shares to be voted. If you are a street name stockholder, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

The shares represented by all valid proxies received by telephone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies will be voted:

●	for the nominees for directors named in this proxy statement;

●	for ratification of the appointment of the independent auditors;

●	for approval of the advisory resolution on executive compensation; and

●	for approval of the ONE YEAR term for future advisory votes on executive compensation.

How to Change Your Vote

If you are a stockholder of record, you may later revoke your proxy instructions by:

●	sending a written statement to that effect to the Corporate Secretary at the address listed on the first page of this proxy statement;

●	voting again by the Internet or telephone (only the last vote cast will be counted), provided that the stockholder does so before 11:59 p.m. Eastern time on May 31, 2017;

●	submitting a properly signed proxy with a later date; or

●	voting in person at the Annual Meeting.

If you are a street name stockholder, you may later revoke your proxy instructions by following the procedures provided by your bank, broker or other nominee.

Quorum

Your stock is counted as present at the Annual Meeting if you attend the Annual Meeting and vote in person or if you properly vote by Internet, telephone or mail. In order for us to hold our Annual Meeting, holders of a majority of our common stock entitled to vote must be present in person or represented by proxy at the Annual Meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum.

Routine and Non-Routine Matters; Abstentions and Broker Non-Votes

The New York Stock Exchange (“NYSE”) permits brokers to vote their customers’ stock held in street name on “routine matters” when the brokers have not received voting instructions from their customers. The NYSE does not, however, allow brokers to vote their customers’ stock held in street name on non-routine matters unless they have received voting instructions from their customers. In such cases, the uninstructed shares for which the broker is unable to vote are called “broker non-votes”.

The ratification of the appointment of the independent auditors is the only routine matter on which brokers may vote in their discretion on behalf of customers who have not provided voting instructions.

The election of directors and the advisory vote to approve our executive compensation and the frequency of such advisory vote are non-routine matters on which brokers are not allowed to vote unless they have received voting instructions from their customers.

Vote Required for each Proposal

●	Election of Directors. The six nominees for election as directors at the Annual Meeting who receive the greatest number of “FOR” votes cast by the stockholders, a plurality, will be elected as our directors. For this purpose, abstentions and broker non-votes will not be taken into account for purposes of determining the outcome of the election of directors. Accordingly, if you own your shares through a broker, you must give the broker instructions to vote your shares in the election of directors. Otherwise, your shares will not be voted.

●	Independent Auditor. The ratification of the appointment of the independent auditor requires the affirmative vote of a majority of the stock entitled to vote and present in person or by proxy at the Annual Meeting. Abstentions will have the same effect as votes cast “against” the proposal.

●	Named Executive Officer Compensation. Our Named Executive Officer compensation will be considered approved by our stockholders in an advisory manner upon the affirmative vote of a majority of the stock entitled to vote and present in person or by proxy at the Annual Meeting. For this purpose, abstentions will have the same effect as votes cast “against” the proposal. Broker non-votes are not counted as shares entitled to vote for the proposal. If you own your shares through a broker, you must give the broker instructions to vote your shares in the advisory vote on compensation of our executive officers. Otherwise, your shares will not be voted.

●	Frequency of Advisory Vote on Named Executive Officer Compensation. Although, as an advisory vote, this proposal is not binding upon us or the Board, the Compensation Committee will carefully consider the stockholder vote on this matter, along with all other expressions of stockholder views it receives on this matter. The affirmative vote of a majority of the stock entitled to vote and present in person or by proxy at the Annual Meeting will determine the stockholders’ preferred frequency for holding future advisory votes on executive compensation. If none of the three frequency choices receives a majority, the Board will consider the frequency choice that receives the plurality of votes cast. For this purpose, abstentions will have the same effect as votes cast “against” the proposal. Broker non-votes are not counted as shares entitled to vote for the proposal. If you own your shares through a broker, you must give the broker instructions to vote your shares in the advisory vote on the frequency of the advisory vote on compensation. Otherwise, your shares will not be voted.

Proxy Solicitation

In addition to sending you these materials or otherwise providing you access to these materials, some of our directors and officers as well as management and non-management employees may contact you by telephone, mail, e-mail or in person. You may also be solicited by means of press releases issued by VAALCO, postings on our website at www.VAALCO.com, advertisements in periodicals, or other media forms. None of our officers or employees will receive any extra compensation for soliciting you. We will also reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to the beneficial owners of our common stock.

Tabulation

Our Corporate Secretary will tabulate and certify the vote at the Annual Meeting.

Results of the Vote

We will announce the preliminary voting results at the Annual Meeting and disclose the final voting results in a current report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”) within four business days of the date of the Annual Meeting unless only preliminary voting results are available at that time of filing the Form 8-K. To the extent necessary, we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known. You may access or obtain a copy of these and other reports free of charge on the Company’s website at www.VAALCO.com. Also, the referenced Form 8-K, any amendments thereto and other reports we file with the SEC are available to you over the Internet at the SEC’s website at www.sec.gov.

List of Stockholders

A complete list of all stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder during normal business hours for a period of ten days prior to the Annual Meeting at our offices, 9800 Richmond Avenue, Suite 700, Houston, Texas, 77042. Such list will also be available at the Annual Meeting and may be inspected by any stockholder who is present.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

At the recommendation of the Nominating and Governance Committee, the Board of Directors has nominated the following individuals for election as directors of the Company to serve for a one year term beginning at the Annual Meeting and expiring at the 2018 Annual Meeting of Stockholders and until either they are re-elected or their successors are elected and qualified:

Andrew L. Fawthrop
Cary Bounds
Michael Keane
A. John Knapp, Jr.
John J. Myers, Jr.
Steven J. Pully

All of the above nominees are currently serving as directors of the Company. Biographical information for each nominee is contained in the “Directors and Executive Officers” section below. The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under the proxy will vote for the election of a substitute nominee that the Board of Directors recommends. Only the nominees designated by the Board of Directors will be eligible to stand for election as directors at the Annual Meeting.

Board Composition

We believe that our directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We also endeavor to have a Board representing a range of experiences in business in areas that are relevant to the Company’s global activities. The evaluation of director nominees by the Nominating and Corporate Governance Committee also takes into account diversity of background.

The Nominating and Corporate Governance Committee has established criteria it considers as guidelines in considering nominations to the Board of Directors. The criteria include:

●	personal characteristics, including such matters as integrity, age, education, diversity of background and experience, absence of potential conflicts of interest with VAALCO or its operations, and the availability and willingness to devote sufficient time to the duties of a director;

●	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

●	experience in the oil and gas industry and with relevant social policy concerns;

●	experience as a Board member of another publicly held company; and

●	practical and mature business judgment.

The criteria are not exhaustive and the Nominating and Corporate Governance Committee and the Board of Directors may consider other qualifications and attributes which they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board of Directors. Other than ensuring that at least one member of the Board is a financial expert and a majority of the Board members meet all applicable independence requirements, the Nominating and Corporate Governance Committee does not have any specific skills that it believes are necessary for any individual director to possess. Instead, the Nominating and Corporate Governance Committee evaluates potential nominees based on the contribution such nominee’s background and skills could have upon the overall functioning of the Board.

In making its nominations, the Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service. Current members with qualifications and skills that are consistent with the Nominating and Corporate Governance Committee’s criteria for Board service are re-nominated. As to new candidates, the Committee will generally poll the Board members and members of management for recommendations. The Nominating and Corporate Governance Committee may also review the composition and qualification of the boards of directors of VAALCO’s competitors, and may seek input from industry experts or analysts. The Nominating and Corporate Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the independent directors and executive management. In making its determinations, the Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a group with diverse backgrounds that can best represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating and Corporate Governance Committee makes its recommendation to the Board of Directors. The Nominating and Corporate Governance Committee may in the future choose to engage third-party search firms in situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

The Nominating and Corporate Governance Committee considers all candidates recommended by our stockholders in accordance with our Bylaw provisions. Stockholders may recommend candidates by writing to the Corporate Secretary at VAALCO Energy, Inc., 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, stating the recommended candidate’s name and qualifications for Board membership. When considering candidates recommended by stockholders, the Nominating and Corporate Governance Committee follows the same Board membership qualifications evaluation and nomination procedures discussed above.

Below we identify and describe the key experience, qualifications and skills our directors bring to the Board that are important in light of VAALCO’s businesses and structure. The directors’ experiences, qualifications and skills that the Board considered in their re-nomination are included in their individual biographies.

Changes in Directors During 2016

On December 29, 2016, Cary Bounds was elected our new Chief Executive Officer and on that date was appointed to the Board on the same date. His appointment increased the size of the Board to six members.

The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the nominees.

DIRECTORS AND EXECUTIVE OFFICERS

The following table provides information with respect to current directors, nominees and executive officers of VAALCO. Each nominated director will be elected to serve until the next annual meeting of stockholders or until his successor is elected and qualified.

Name	Age	Title
Andrew L. Fawthrop	64	Director and Chairman of the Board
Cary Bounds	49	Director and Chief Executive Officer
Michael Keane	56	Director and Vice Chairman of the Board
A. John Knapp, Jr.	65	Director
John J. Myers, Jr.	59	Director
Steven J. Pully	57	Director
Elizabeth D. Prochnow	58	Controller and Chief Accounting Officer (Principal Financial Officer for 2016)
Philip Patman, Jr.	49	Chief Financial Officer (Principal Financial Officer for 2017)

The following is a brief description of the background and principal occupation of each director (including each nominee) and executive officer:

Andrew L. Fawthrop—Mr. Fawthrop has served on the Board since October 2014 and as the Chairman of the Board since December 2015. Mr. Fawthrop has deep and broad-based experience in the oil and gas industry, including in West Africa, having served for 37 years with Unocal Corporation and Chevron Corporation (following its acquisition of Unocal in 2005) in a vast number of international leadership positions. Most recently, from January 2009 until his retirement in 2014, Mr. Fawthrop served as Chairman and Managing Director for Chevron Nigeria. Prior to his assignment in Nigeria, Mr. Fawthrop served as President and Managing Director for Unocal/Chevron Bangladesh from 2003 until 2007. In his professional career, Mr. Fawthrop held various positions of increasing responsibility for exploration activities around the world in geographies including China, Egypt, Indonesia, South America, Africa, Latin America and Europe. Mr. Fawthrop served as a Member of the Advisory Board of Eurasia Group. He served as a Director of Hindustan Oil Exploration Co. Ltd. from 2003 to 2005. He was an active member of the United States Azerbaijan Chamber of Commerce, the Asia Society of Texas and the Houston World Affairs Council. Mr. Fawthrop holds a Bachelor of Science in Geology and Chemistry and a Masters degree in Marine Geology from the University of London. Mr. Fawthrop’s experience in the international oil and gas industry provides a valuable resource to the Board.

Cary Bounds— Effective December 29, 2016, Mr. Bounds was appointed as our company’s Chief Executive Officer, and to our Board of Directors. He was appointed as our Interim Chief Executive Officer effective September 1, 2016, upon the effective resignation of Steven P. Guidry as our former chief executive officer. Mr. Bounds joined our company in July 2015 as our Chief Operating Officer. Mr. Bounds has held a variety of technical and management positions of increasing responsibility with major energy companies as well as independent E&P companies. Prior to joining our company, Mr. Bounds was Business Unit Manager and Vice President, Noble Energy Equatorial Guinea Limited from May 2013 until July 2015. Earlier in his tenure with Noble, Mr. Bounds held the position of North Sea Country Manager from April 2010 until May 2013. Prior to Noble, Mr. Bounds was the Engineering and Planning Manager, Worldwide for Terralliance Technologies, Inc. from 2007 to 2010 and served as their Country Manager in Mozambique from 2007 to 2010. Mr. Bounds was with SM Energy from 2004 to 2007 and held the position of Engineering Manager for their Gulf Coast and Permian regions. Mr. Bounds spent five years with Dominion E&P serving in corporate development, planning and reservoir engineering positions. Mr. Bounds began his career with ConocoPhillips in 1991 where he held a variety of reservoir and production engineering positions in U.S. onshore regions. Mr. Bounds holds a Bachelor of Science Degree in Petroleum Engineering from Texas A&M University.

Michael Keane—Mr. Keane has served on the Board and as our Vice Chairman since December 2015. He has over 25 years of experience in business strategy, corporate finance and investment banking. Since 2010, he has served as the Chairman of the Board at Group 42, Inc., a provider of wellbore cleanup chemicals and downhole tools to the oil and gas industry. From July 2010 to August 2012, Mr. Keane was a Senior Vice President for Digital Domain, Inc., a visual effects and digital production company. Previously, Mr. Keane was a Clinical Professor of Finance at the University of Southern California’s Marshall School of Business where he served for more than 10 years teaching courses in investments and corporate finance. He has also been an executive for several NYSE-traded companies and was Managing Director of Investment Banking for Susquehanna International Group, Seidler Companies, Incorporated, and Kemper Securities, where he specialized in mergers and acquisitions, public offerings and private placements. Mr. Keane holds a J.D. from the University of Texas School of Law and an MBA in Finance from the University of Chicago. Mr. Keane’s knowledge and experience in the international oil and gas industry, capital markets and corporate finance make him a valuable resource to our Board.

A. John Knapp, Jr.—Mr. Knapp has served on the Board since December 2015. Mr. Knapp is a Partner at CCM Opportunistic Advisors, LLC, an investment fund in Houston Texas, a position he has held since March 2011. He also serves as the President, Chief Executive Officer, and principal stockholder of Andover Group, Inc., a real estate investment and development company he founded in 1978. Mr. Knapp currently serves on the board of directors of ATRM Holdings, Inc. (NASDAQ:ATRM) which he joined in April 2015, and previously served on from January 2013 until March 2013. Previously, Mr. Knapp served as the Chief Executive Officer and a director of ICO, Inc. (NASDAQ: ICOC), from October 2005 to April 2010. Mr. Knapp is a Chartered Financial Analyst and is currently a trustee of Transylvania University in Lexington, Kentucky. Mr. Knapp holds a Bachelor of Arts from Williams College. Mr. Knapp’s prior experience as a chief executive officer of a public company makes him a valuable resource to the Board.

John J. Myers, Jr.—Mr. Myers has served on the Board since March 2010. Mr. Myers was founder and Managing Partner for Treaty Oak Capital Management, an energy investment hedge fund based in Austin, Texas from 2002 through 2009. In 2007, Mr. Myers founded Tectonic Capital Management investment fund, and has also served as an officer of Grace Bay Asset Management LLC since 2014, Texas Crop Science, LLC since 2014 and Escencial Capital since 2012. Mr. Myers, a Chartered Financial Analyst, was engaged for over 20 years as an equity analyst covering oil and gas exploration and production companies, having served with RBC Dain Rauscher Wessels, Morgan Keegan, Petrie Parkman & Co. and Southcoast Capital. He holds a Bachelor of Science degree in Chemical Engineering from the University of Michigan and a Masters degree in Management from Northwestern University. Mr. Myers’ knowledge and experience in the oil and gas business and the capital markets make him a valuable resource to our Board.

Steven J. Pully— Mr. Pully has served on the Board since July 2015. Mr. Pully has over 30 years of experience in capital markets, finance, investing and legal matters. He also has extensive board participation and leadership experience, having served in a variety of roles on eighteen boards. Mr. Pully is currently on the board of three other public companies, Bellatrix Exploration, a Calgary-based oil and gas producer, Energy XXI Gulf Coast, Inc., a Gulf of Mexico oil and gas producer and Goodrich Petroleum Corp., an onshore U.S. oil and gas producer. From 2008 until 2014, Mr. Pully served as General Counsel and Partner of the investment firm, Carlson Capital, L.P. and was also on the board of directors of publicly-traded EPL Oil & Gas. Mr. Pully previously was an investment banker, serving as a Managing Director in the energy and power investment banking division of Bank of America and as a Senior Managing Director in the natural resources investment banking department of Bear Stearns & Company. Mr. Pully began his career as an attorney with Baker Botts LLP in Houston. Mr. Pully holds a Bachelor of Science in Accounting from Georgetown University and a J.D. from The University of Texas School of Law. Mr. Pully is a Chartered Financial Analyst, a Certified Public Accountant in the State of Texas and a member of the State Bar of Texas. Mr. Pully’s significant experience serving on the boards of exploration and production companies, as well as his capital markets and legal experience, make him a valuable resource to the Board.

Elizabeth D. Prochnow — Ms. Prochnow was designated by our Board of Directors as our Principal Financial Officer on August 1, 2016. She has served as our Controller and Chief Accounting Officer since May 2015. Prior to joining our company, Ms. Prochnow most recently served as Controller and Chief Accounting Officer for Total Safety, U.S., Inc. from August 2014 to March 2015. Prior to that, she served as a director of Carrtegra, LLC, a financial advisory consulting firm, from June 2013 to August 2014 and as Executive Vice President, Chief Financial Officer of Sterling Construction Company, Inc. (Nasdaq: STRL) from November 2011 to May 2013. Before beginning with Sterling in February 2011, Ms. Prochnow was Vice President, Finance and Chief Financial Officer of Bristow Group Inc. (NYSE: BRS) from May 2009 to June 2010, and Vice President, Chief Accounting Officer and Controller from 2005 to 2009. From 1997 to 2005, Ms. Prochnow served in positions of increasing responsibility at MAXXAM Inc., ultimately as the company’s Vice President and Controller. Before MAXXAM, Ms. Prochnow served as the Controller and Chief Accounting Officer of GulfMark Offshore, Inc. (formerly GulfMark International, Inc. (NYSE:GLF)) from 1990 to 1996. Ms. Prochnow began her career as a public accountant at Arthur Andersen LLP in 1981. Ms. Prochnow holds a Bachelor of Arts degree and a Master of Accounting degree from Rice University and is a certified public accountant in the State of Texas.

Philip F. Patman, Jr. — Mr. Patman became our Chief Financial Officer on April 17, 2017. Prior to joining VAALCO, from 2012 to 2016, Mr. Patman served as Senior Vice President of Business Development, The Americas, for Thailand’s National Oil Company PTT Exploration and Production (PTTEP). While at PTTEP, he led the company’s E&P mergers and acquisitions activities in the US, Canada, and to a lesser extent, Brazil. These activities involved multiple deal structures and tax regimes, and frequently required assessments of the impacts to complex financial statements. Mr. Patman also served as Managing Director, Mergers & Acquisitions (Asia) for The AES Corporation from 2010 to 2011, where he led a team focused on acquisitions and sales of single and multiple-asset portfolios of Asian independent power plants. He also served as Principal, Global Infrastructure, for Darby Private Equity, a unit of Franklin Templeton Investments, from 2007 to 2010, with a specific focus on Asian infrastructure, including energy systems and other fee-generating infrastructure assets. Before that, Mr. Patman was Director, Business Development-Asia, for Globeleq Ltd. from 2004 to 2007 where he made acquisitions and divestitures; he also served on boards of directors of holding and subsidiary companies owned in part by Globeleq, and, as part of executing board decisions, had responsibility for approving financial statements. He also served as a Professional Consultant, LNG and Natural Gas, for Marathon Oil from 2002 to 2004, where he advised on the development of Marathon’s Equatorial Guinea LNG liquefaction facility. Mr. Patman began his career as a lawyer in private practice in Houston. Mr. Patman received a J.D. from the University of Houston Law Center and a B.A. in the Plan II Honors Program from the University of Texas at Austin.

All executive officers and director nominees of VAALCO are United States citizens.

MEETINGS AND COMMITTEES OF DIRECTORS

The Board has adopted written charters for each of its three standing, regular committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The committee charters are available on VAALCO’s website at www.VAALCO.com. Each committee is operated according to the rules of the NYSE. Each member of these committees meets the independence requirements of the NYSE, as applicable to each committee.

In addition, in January 2016, our Board of Directors formed a strategic committee to oversee evaluations of certain strategic alternatives for our Company. The functions of this committee are also described below.

Committees and Current Membership	Committee Functions

Audit (1) Mr. John J. Myers, Jr. (2) (Chairman) Mr. Andrew L. Fawthrop Mr. A. John Knapp, Jr. Mr. Steven J. Pully	●	Selects and reviews the qualifications, performance, and independence of the independent registered public accounting firm

	●	Reviews reports of independent and internal auditors
	●	Reviews and pre-approves the scope and cost of all services (including non-audit services) provided by the independent registered public accounting firm

	●	Monitors the effectiveness of the audit process and financial reporting
	●	Reviews the adequacy of financial and operating controls
	●	Monitors the corporate compliance program
	●	Evaluates the effectiveness of the Audit Committee

Compensation Mr. Steven J. Pully (Chairman) Mr. Andrew L. Fawthrop Mr. A. John Knapp, Jr. Mr. Michael Keane	●	Approves the salary and other compensation for the CEO
	●	Review and approve salaries and other compensation for executive officers other than the CEO

	●	Approves and administers VAALCO’s incentive compensation and equity-based plans

	●	Prepares the annual report on executive compensation
	●	Evaluates the effectiveness of the Compensation Committee
	●	Authority to retain a compensation consultant

Nominating and Corporate Governance Mr. Andrew L. Fawthrop (Chairman) Mr. Michael Keane Mr. A. John Knapp, Jr. Mr. John J. Myers, Jr.	●	Reviews VAALCO’s corporate governance principles and practices and recommends changes as appropriate

	●	Evaluates the effectiveness of the Board and its committees and recommends changes to improve Board, Board committee and individual director effectiveness

	●	Assesses the size and composition of the Board
	●	Identifies and recommends prospective director nominees
	●	Periodically reviews and recommends changes as appropriate in the Amended and Restated Certificate of Incorporation, Bylaws and other Board-adopted governance provisions

Strategic Committee(3) Mr. Michael Keane (Chairman) Mr. Cary M. Bounds Mr. Andrew L. Fawthrop Mr. A. John Knapp, Jr. Mr. John J. Myers, Jr. Mr. Steven J. Pully	●	Identifies and evaluates potential merger and acquisition opportunities
	●	Assists management with sourcing financing for potential acquisitions or other Company financing needs

	●	Assess opportunities to divest non-core assets
	●	Provides additional guidance to management on key strategic decisions

(1)	The Board has determined that all members of the Audit Committee are financially literate within the meaning of the NYSE standards.
(2)	Audit Committee Financial Expert as determined by the Board under SEC regulations.
(3)	The Strategic Committee does not maintain a separate charter.

No Interlocking Directorates

None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of VAALCO’s executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of VAALCO’s Compensation Committee.

Meetings and Attendance

In 2016, the Board held eight Board meetings, six Audit Committee meetings, six Compensation Committee meetings and four Nominating and Governance Committee meetings. During 2016, each of our directors attended at least 75% of the meetings of the Board of Directors and the meetings of the board committees of the Board of Directors on which that director served at the time. VAALCO does not have a policy on whether directors are required to attend the Annual Meeting, although all of our directors attended the 2016 Annual Meeting of stockholders and are expected to attend the 2017 Annual Meeting.

Executive sessions of independent directors are held, at a minimum, in conjunction with each quarterly Board meeting. Any non-employee director can request that an executive session be scheduled. The sessions are scheduled and presided over by the Chairman of the Board.

CORPORATE GOVERNACE

Governance Principles

The Board of Directors’ Corporate Governance Principles, which include guidelines for determining director independence and qualifications for directors, are published on VAALCO’s website at www.VAALCO.com. The website makes available all of VAALCO’s corporate governance materials, including Board committee charters. These materials are also available in print to any stockholder upon request. The Board regularly reviews corporate governance developments and modifies its Governance Principles, committee charters and key practices as warranted.

Board Leadership Structure

Cary Bounds was appointed as our Chief Executive Officer effective December 29, 2016. On that date, he also became a member of our Board of Directors. Our Board determined in December 2015 to separate the roles of Chief Executive Officer and Chairman of the Board in connection with a Settlement Agreement entered into on December 22, 2015. Under the Settlement Agreement, the roles of Chairman of the Board and Chief Executive Officer of our company were separated, and Andrew L. Fawthrop was designated as Chairman of the Board. Mr. Fawthrop has continued to serve as our Chairman. With his significant experience and working knowledge of the industry and the issues that face VAALCO, our Board believes Mr. Fawthrop is the best person to lead and guide the Board of Directors. Also in December 2015, the Board appointed Michael Keane as Vice Chairman of the Board. The principal responsibilities of the Vice Chairman are to perform the duties of the Chairman in his absence and to have and perform such other duties and powers as may from time to time be assigned to him by the Board. We believe this provides a beneficial leadership structure for VAALCO and our stockholders by providing strong leadership from both our management team and Board of Directors.

For additional information regarding this Settlement Agreement and its effects on our corporate governance structure, please refer to the section entitled “Transactions with Related Persons — Other Agreements” found elsewhere in this proxy statement.

Board Risk Oversight

While the full Board of Directors, with input from each of its committees, oversees VAALCO’s risk management function, VAALCO’s management team is responsible for the execution of our day-to-day risk management process. The Audit Committee reviews with management, as well as internal and external auditors, the Company’s business risk management process, including the adequacy of VAALCO’s overall control environment and controls in selected areas representing significant financial and business risk. The Audit Committee periodically discusses with management its assessment of various risks and considers the impact of risk on our financial position and the adequacy of our risk-related internal controls. Our Compensation Committee also considers risks that could be implicated by our compensation programs, and our Nominating and Corporate Governance Committee annually reviews the effectiveness of our leadership structure. In addition, each of our committees as well as senior management reports regularly to the full Board of Directors.

Director Independence

It is the policy of the Board of Directors that a majority of the members of the Board be independent. The Board has affirmatively determined that, as to each current, non-employee director nominee (Mr. Fawthrop, Mr. Keane, Mr. Knapp, Mr. Myers and Mr. Pully), no material relationship exists that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each current, non-employee director and non-employee director nominee qualifies as “independent” according to VAALCO’s Corporate Governance Principles, which comply with the Corporate Governance Rules of the NYSE.

None of the members of our Compensation Committee are or have been officers or employees of VAALCO or any of its subsidiaries or had during 2016 a relationship requiring disclosure as a related party transaction.

Code of Conduct

VAALCO has adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees. In addition, VAALCO has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. Both codes are available on VAALCO’s web site at www.VAALCO.com and are available in print upon request. VAALCO has not granted any waivers to these codes. VAALCO intends to post any waivers or amendments to the codes on its web site.

Communicating Concerns to Directors

In order to provide our stockholders and other interested parties with a direct and open line of communication to the Board of Directors, the Board of Directors has adopted procedures for communications to directors. Our stockholders and other interested persons may communicate with the Chairman of our Audit Committee or with our non-employee directors as a group, by written communications addressed in care of Corporate Secretary, VAALCO Energy, Inc., 9800 Richmond Avenue, Suite 700, Houston, Texas 77042.

All communications received in accordance with these procedures will be reviewed initially by our senior management. Senior management will relay all such communications to the appropriate director or directors unless it is determined that the communication:

●	does not relate to our business or affairs or the functioning or constitution of the Board of Directors or any of its committees;

●	relates to routine or insignificant matters that do not warrant the attention of the Board of Directors;

●	is an advertisement or other commercial solicitation or communication;

●	is frivolous or offensive; or

●	is otherwise not appropriate for delivery to directors.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

The Corporate Secretary will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

Introductory note: The following discussion of executive compensation contains descriptions of various employee benefit plans and employment-related agreements. These descriptions are qualified in their entirety by reference to the full text or detailed descriptions of the plans and agreements, which are filed or incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2016.

In this Compensation Discussion and Analysis section, we discuss our compensation objectives and our decisions and the rationale behind those decisions relating to the 2016 compensation for our executive officers named in the Summary Compensation Table, whom we sometimes refer to as our “Named Executive Officers.” Last year was a transitional year for the Company, with the following key changes in the executive team: (i) Steven P. Guidry, who resigned as Chief Executive Officer and as a director effective September 1, 2016; (ii) Don O. McCormack, who resigned as our Chief Financial Officer effective June 2, 2016, and (iii) Eric J. Christ, who resigned as our Vice President, General Counsel and Corporate Secretary effective November 1, 2016. On December 29, 2016, the Company appointed Cary Bounds, who was previously Chief Operating Officer, as Chief Executive Officer and on April 17, 2017, the Company appointed Philip Patman, Jr. as our new Chief Financial Officer. In connection with the appointment of these new executives, among other reasons, the Company has been extremely focused on achieving the appropriate compensation design that best achieves our compensation program objectives further described below.

Objectives of Our Compensation Program

Our executive compensation program is intended to align the interests of our management team with those of our stockholders by motivating our executive officers to achieve strong financial and operating results for us, which we believe closely correlate to long-term stockholder value. In addition, our program is designed to achieve the following objectives:

●	reward executives for increasing stockholder value;

●	attract and retain talented executive officers by providing reasonable total compensation levels competitive with that of executives holding comparable positions in similarly situated organizations;

●	provide total compensation that is justified by individual performance;

●	provide performance-based compensation that balances rewards for short-term and long-term results and is tied to both individual and the Company’s performance; and

●	align the interests of our executive officers and our stockholders.

What Our Compensation Program is Designed to Reward – Pay for Performance

Our business strategy is to economically increase our oil and gas reserves and production through the exploitation of our existing oil and gas properties in West Africa. Additionally, our business is to grow through acquisitions that leverage our existing technical and operational expertise. We believe that executing this business strategy will translate directly into increased stockholder value. Our compensation program is designed to reward performance that contributes to the achievement of our business strategy on both a short-term and long-term basis. In addition, we reward qualities that we believe help achieve our strategy such as teamwork; individual performance in light of general economic and industry specific conditions; performance that supports our core values; resourcefulness; the ability to manage our existing corporate assets; the ability to explore new avenues to increase oil and gas production and reserves; level of job responsibility; and tenure within the industry. We also believe that we ask more of a smaller group of leaders, with each executive having a broader role and impact than they otherwise might at other companies.

Although our equity awards generally do not have explicit performance-vesting conditions, they are subject to fluctuations in our stock price and individual performance and contributions have been considered in making the grants. Our Named Executive Officers, who receive a significant amount of their compensation in the form of equity awards, have been subject to the same downward pressure on their realized compensation as our stockholders. The granting of equity to our Named Executive Officers exposes them to the same risks that face our stockholders. Furthermore, a significant portion of the equity awards granted to our Named Executive Officers are in the form of stock options and stock appreciation rights, which we believe are inherently performance-based. By way of illustration, none of the stock options or stock appreciation rights that had been previously granted to our currently-employed Named Executive Officers were “in-the-money” as of the April 6, 2017 record date.

Elements of Our Compensation Program and Why We Pay Each Element

To accomplish our objectives, our compensation program is comprised of four elements: base salary, cash bonus, long-term equity-based compensation and benefits.

We pay base salary in order to recognize each executive officer’s unique value and historical contributions to our success in light of salary norms in the industry and the general marketplace; to match competitors for executive talent; to provide executives with predictable, regularly-paid income; and to reflect an executive’s position and level of responsibility.

We include an annual cash bonus as part of our compensation program because we believe this element of compensation helps to motivate management to achieve key corporate objectives by rewarding the achievement of these objectives. The annual cash bonus also allows us to be competitive from a total remuneration standpoint. However, given that Mr. Bounds’ was our Chief Operating Officer during the majority of 2016, the Compensation Committee determined that his bonus be awarded based on his Chief Operating Officer salary under the 2016 bonus program. In addition, our Compensation Committee maintains complete discretion on the pay-out of bonuses to the executive team. For example, due to very weak industry conditions, among other reasons, the Company did not pay bonuses to the executive team pursuant to its normal bonus program in March of 2016.

Long-term equity-based incentive compensation is an important element of our compensation policy because we believe it aligns executives’ interests with the interests of our stockholders; rewards long-term performance; is required in order for us to be competitive from a total remuneration standpoint; encourages executive retention; and gives executives the opportunity to share in our long-term performance. For the annual awards in March 2016, we began utilizing both option awards and stock appreciation right (“SAR”) awards as the components of long-term equity-based incentive compensation for our executive officers. Option awards and SAR awards are granted at exercise prices not less than the market value of our common stock on the date of the grant and are not transferable (other than to the holder’s heirs or entities for the benefit of his or her heirs). Therefore, option and SAR awards granted will have no realizable value unless our stock price appreciates in value. For the annual awards in April 2017, we utilized option awards, SAR awards and restricted stock grants as the components of long-term equity-based incentive compensation for our executive officers.

We also offer benefits, such as a 401(k) plan and payment of insurance premiums, in order to provide a competitive remuneration package.

2016 Advisory Vote on Executive Compensation

At our annual meeting in 2016, we offered our stockholders an opportunity to vote for or against an advisory, non-binding proposal on our executive compensation through our “say on pay” proposal. Of the total number of shares voted for or against this proposal, holders of approximately 74.8% of those shares voted in favor of approval of the compensation to our Named Executive Officers. Based on the level of stockholder support demonstrated in 2016’s “say on pay” vote, we refined the central elements making up our incentive compensation, increasing the emphasis on long-term equity-based incentives and a targeted cash bonus component that is less than the amounts the Company had traditionally awarded prior to 2014. In addition, the Compensation Committee sought out and gave deference to the views and opinions of our two directors who represent two of our largest stockholders in setting compensation for our Named Executive Officers to address concerns of our stockholders. The Compensation Committee will continue to consider the outcome for our “say-on-pay” votes and stockholder views when making future compensation decisions for our executive officers.

How We Determine Each Element of Compensation

In determining the elements of compensation, we consider various measures of Company and industry performance including total stockholder return, capital expenditures, additions to reserves of oil and gas, operating costs, safety performance, production and other measures discussed herein. We aim to offer a competitive compensation package for a company of our size and in our industry, consisting of base salary, bonus and annual long-term incentive awards. The actual compensation amounts are determined annually at the discretion of the Compensation Committee.

In January 2016, the Compensation Committee retained Longnecker & Associates (“Longnecker”), an independent compensation consultant, with respect to evaluating executive compensation for the 2016 compensation cycle. The decision to engage Longnecker in 2016 was made by the Compensation Committee. However, for 2017, the Compensation Committee determined not to retain Longnecker or any other compensation consulting firm.

How Elements of Our Compensation Program are Related to Each Other

We view the various components of compensation as related but distinct and emphasize “pay for performance” with a significant portion of total compensation reflecting a risk aspect tied to stock performance, long- and short-term financial and strategic goals. We believe this compensation philosophy can provide a competitive, attractive cash bonus opportunity for our executives while also more closely aligning their interests with those of our stockholders. In 2016, in an effort to minimize share dilution while still providing equity-based incentive compensation that we believe is competitive with the market for executives, we adopted the VAALCO Energy, Inc. 2016 Stock Appreciation Rights Plan (the “SAR Plan”) to issue cash settled stock appreciation rights. Other than as noted above, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and yearly paid-out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

We feel that ultimately many of the compensation decisions are qualitative and not quantitative, and take into consideration the unique international nature of our operations, competitive conditions in our industry, competitive conditions for executive talent and other factors discussed below. Our current compensation structure has a good mix of both quantitative and qualitative elements, while the qualitative aspects are what the Company considers most important. We do not set specific benchmarks but rather use peer group information to check our compensation decisions for reasonableness. We limit our peer group to smaller companies with international offshore exposure to best reflect our true comparables in the industry.

Base Salary

The Compensation Committee meets at least annually to review the base salaries of our executive officers.

In setting base salaries, the Compensation Committee seeks to maintain stability and predictability from year to year, and usually makes percentage increases based on its view of the cost of living and competitive conditions for executive talent in the oil and gas business. The Compensation Committee also considers subjective factors in setting base salary, including individual achievements, our performance, level of responsibility, experience, leadership abilities, increases or changes in duties and responsibilities and contributions to our performance.

In connection with his appointment to Chief Executive Officer in December 2016, and pursuant to the terms of his employment agreement, which was reviewed and approved by the Compensation Committee, the annual base salary of Mr. Bounds was increased from $340,000 to $400,000. The Compensation Committee decided that the level of annual base salary for our chief executive officer would be set lower than that in effect for Mr. Bounds’ predecessor, Mr. Guidry, given the general downturn in the energy industry and the reduction in the Company’s market capitalization. In addition, Mr. Bounds will continue to serve as the Company’s Chief Operating Officer.

After considering the general downturn in the energy industry, the Compensation Committee in 2017 again determined to keep the 2017 base salaries for our four Named Executive Officers at current levels.

Bonus

Our executive officers, senior management and other non-management personnel have the potential to receive a meaningful cash bonus if annual financial and operational objectives or goals, pre-established by the Compensation Committee, are met and the Board of Directors approves the payment of bonuses.

At a meeting, usually prior to the end of the year, our Board of Directors approves the operating budget and financial forecast for the ensuing fiscal year. At a meeting in the first quarter of the following year, the Compensation Committee establishes bonus compensation for the previous year. Additionally, the Compensation Committee formally sets various targets for financial and non-financial measures such as oil and gas production levels, operating expenses, safety performance, resource additions and total stockholder return for the current year.

In determining the incentive bonuses earned, the Compensation Committee gives substantial weight to our achievement of the Company goals and objectives set out in our budget for the preceding year, in addition to individual goals and objectives for each executive. In addition, the Compensation Committee can evaluate additional factors in its determination of the approved bonus levels, including operating income and stockholder return. The Compensation Committee maintains complete discretion on the final determination of bonuses for the executive team, as evidenced by the Company not paying bonuses in March 2016 for calendar year 2015. Typically, approximately 60% of the target bonus for each executive officer is based on corporate goals while approximately 40% of the target bonus is based on individual performance and accomplishments. The target bonus percentages, as a percentage of an individual’s annual base salary, established for our Named Executive Officers for 2016 was as follows: Mr. Bounds – 100%; and Ms. Prochnow – 30%.

The Compensation Committee established the following corporate performance goals in March 2016 for the fiscal year 2016 bonus program after consideration of the challenges in the industry and the achievements required for continuing operation in 2016:

●	Achieve average daily net oil and gas production of 4,200 barrels of oil equivalent (BOE) (actual amount was 4,102 BOE per day);

●	Achieve direct operating costs of $19.60 per barrel (actual average cost was $19.37 per barrel);

●	Achieve a Total Recordable Incident Rate of 0.48 (actual rate was 0.0);

●	Resolve or collect delinquent receivables of $11,000,000 (actual amount was $19,000,000);

●	Meet predetermined Key Strategic Initiatives, at Board discretion (the Board determined that 20% were met); and

●	Achieve total Stockholder Return in the second quartile of the Company’s Peer Group (actual total stockholder return was in the fourth quartile).

Each executive officer’s individual contribution to the above goals was also evaluated. Under the formulaic application of the Company’s results as measured against the corporate performance goals, a payout of 81% of target was achieved under the corporate performance component of the 2016 bonus program. The employee’s individual performance was considered to determine the final bonus amount. Bonuses were paid to the employees in March 2017 under this formula with an individual performance factor effecting the final payments made.

Long-Term Equity-Based Incentives

We believe formal long-term equity incentive programs are valuable compensation tools and are consistent with the compensation programs of the companies in our peer group. We maintain (i) the VAALCO Energy, Inc. 2014 Long-Term Incentive Plan (the “2014 LTIP”), which permits the grant of stock, options, restricted stock, restricted stock units, phantom stock, stock appreciation rights and other awards, any of which may be designated as performance awards or be made subject to other conditions and (ii) the VAALCO Energy, Inc. 2016 Stock Appreciation Rights Plan (the “SAR Plan”), which permits the grant of cash settled stock appreciation rights (“SARs”). We believe that long-term equity-based incentive compensation is an important component of our overall compensation program because it:

●	balances short- and long-term objectives;

●	aligns our executives’ interests with the long-term interests of our stockholders and the creation of stockholder value;

●	makes our compensation program competitive from a total remuneration standpoint;

●	encourages executive retention; and

●	gives executives the opportunity to share in our long-term value creation.

The Compensation Committee administers our long-term incentive plans and performs functions that include selecting award recipients, determining the timing of grants and assigning the number of shares subject to each award, fixing the time and manner in which awards are exercisable, setting exercise prices and vesting and expiration dates. For compensation decisions regarding the grant of equity compensation to executive officers, our Compensation Committee considers recommendations from our Chief Executive Officer. Typically, awards vest over multiple years, but the Compensation Committee maintains the discretionary authority to vest the equity grant immediately if the individual situation merits. In the event of a change of control, all outstanding equity-based awards will immediately vest.

Beginning in 2014, in order to more closely align the interests of stockholders and our executive officers, the Compensation Committee determined to increase long-term equity-based incentives as a percentage of total compensation. While historically the Company had exclusively used stock options to incentivize its senior executives, starting in 2014 and based on recommendations from an independent compensation consulting firm, the Company issued a combination of stock options and restricted stock. In March 2014, the Compensation Committee approved the 2014 LTIP in order to ensure availability of equity incentive awards and the 2014 LTIP was approved by the Company’s stockholders in June 2014. In March 2016, the Compensation Committee approved the SAR Plan to issue cash settled SARs in order to ensure availability of equity incentive awards that were not dilutive to the Company’s existing stockholders. Starting in 2017, the Compensation Committee determined that SAR awards best reflect the risk borne by our stockholders by setting the exercise price higher than the current stock price and requiring that the stock price reach predetermined levels to vest, in addition to the typical three year vesting schedule.

We have no set formula for granting awards to our executives or employees. In determining whether to grant awards and the amount of any awards, we take into consideration discretionary factors such as the individual’s previous and expected future performance, level of responsibilities, retention considerations, and the total compensation package.

In March 2016, the Named Executive Officers of the Company received the following long-term equity incentive awards: Mr. Guidry (our former chief executive officer) received 352,125 stock options and 352,125 SARs; Mr. Bounds received 179,580 stock options and 179,580 SARs; Mr. McCormack (our former chief financial officer) received 171,675 stock options and 171,675 SARs; Mr. Christ (our former executive vice president, general counsel and secretary) received 111,975 stock options and 111,975 SARs; and Mrs. Prochnow received 54,945 stock options. One-third of the awarded options vested immediately on the date of grant, with the remainder vesting equally on the first and second anniversaries of the date of grant. The SARs vest in three equal tranches on the first, second and third anniversaries of the date of grant, are settled in cash and have a maximum cash value of 300% of the stated exercise price. The options and SARs held by Mr. Guidry, Mr. McCormack and Mr. Christ were either forfeited upon, or expired after, their departure, except for one-third of Mr. Christ’s options, which he exercised in March 2017. In addition, Mr. Bounds received 185,185 shares of restricted stock and 375,039 stock options in connection with his promotion to Chief Executive Officer, which were also considered part of his 2017 LTIP awards. One-third of the awarded options vested immediately on the date of grant, with the remainder vesting equally on the first and second anniversaries of the date of grant. The restricted stock awards vest in three equal tranches on the first, second and third anniversaries of the date of grant.

In April 2017, Ms. Prochnow received 68,930 stock options. Starting with the award in 2017, the stock options now vest in three equal tranches on the first, second and third anniversaries of the date of grant.

Benefits

We provide company benefits or perquisites that we believe are standard in the industry to all of our employees, including the Named Executive Officers. These benefits consist of a group medical and dental insurance program for employees and their qualified dependents, the majority of which is currently paid for by the Company, and a 401(k) employee savings plan. We also currently make matching contributions of up to 6% of each participant’s salary. The Company pays all administrative costs to maintain the 401(k) plan. We do not provide employee life insurance amounts surpassing the Internal Revenue Service maximum.

Assessment of Risk

The Compensation Committee is aware of the need to take risk into account when making compensation decisions. By design, our compensation program for executive officers is designed to avoid excessive risk taking. In particular, incentive awards are not locked in to specific metrics, but rather, after review of performance relative to these metrics, the Compensation Committee determines final incentive awards at their discretion.

Accounting and Tax Considerations

Our compensation program has been structured to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the service provider is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income.

We currently have no employees with non-performance-based compensation to be paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit. Moreover, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interest of the stockholders, after taking into consideration changing business conditions or the executive’s individual performance and/or changes in specific job duties and responsibilities.

Stock option and restricted stock awards to our employees, including executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with ASC Topic 718. Awards of SARs to our employees, including executive officers, have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date and each subsequent reporting date in accordance with ASC Topic 718

Termination of Employment Arrangements

Other than our employment agreement with Mr. Bounds, and employment agreements with certain of our expatriate employees working in West Africa, we have no employment contracts with any person that requires more than 30 days’ notice of termination. Employment contracts with expatriates typically require a longer notice period, such as 90 days, and the payment of the cost to relocate the expatriate back to their home base, along with their personal effects. Additionally, our local Gabonese and Angolan employees work under contracts complying with the respective local labor codes, which may in certain circumstances require the payment of post-termination severance.

The Company also adopted a Severance Plan in August 2015 that covers employees based in our corporate headquarters in Houston, Texas, who are not executive officers. The Severance Plan provides for a benefit of one week of base salary for every year of eligible service (a minimum of four weeks and a maximum of twelve weeks base salary), an additional two weeks of base salary for those employees over the age of forty, and the payment of extended health insurance premiums for a period of three months.

Stock Ownership Requirements

The Board of Directors believes that it is in the best interest of the Company and its stockholders to align the financial interests of the officers of the Company and non-employee members of the Board with those of the Company’s stockholders. In this regard, in December 2014, as amended in September 2015, the Board adopted minimum stock ownership guidelines.

The guidelines require that the individuals covered by the policy must hold an interest in the Company’s shares equal to the following:

●	Chief Executive Officer—five times annual base salary;

●	Non-employee members of the Board—five times their annual cash retainer;

●	Chief Operating Officer—four times annual base salary;

●	Chief Financial Officer—three times annual base salary; and

●	Executive Vice President or any other Executive Officers—two times annual base salary.

The forms of equity ownership that can be used to satisfy the ownership requirement include: (i) shares owned directly or indirectly (e.g., by a spouse or a trust), (ii) vested and unvested shares of restricted stock and (iii) vested deferred stock units, restricted stock units, exercised share options and performance share units that are settled in shares. The following do not count towards satisfaction of the ownership requirement: (i) unexercised stock options, (ii) vested SARs, deferred stock units, restricted stock units and performance share units that are settled in cash, (iii) unvested deferred stock units, restricted stock units or performance share units, (iv) shares held in margin accounts or that are pledged and (v) long-term incentive performance awards that are settled in cash (whether vested or unvested).

Each officer or non-employee director has five years from the adoption of the policy or date of appointment, whichever is later, to attain compliance with the ownership requirement and, until a covered individual is in compliance, that individual must retain an amount equal to 60% of the net shares received as a result of the exercise, vesting or payment of any Company equity awards granted. If, for any reason, an individual’s ownership falls below their ownership requirement, that individual is again required to retain 60% of any future awards until the ownership requirement is again attained. The 60% threshold was determined based on an estimate of the amount of shares that would remain after disposing of enough shares to satisfy tax withholding requirements.

Compliance with this policy by each officer is reviewed by the Nominating and Governance Committee on an annual basis, and the Nominating and Governance Committee may exercise its discretion in response to any violation of this policy and the Compensation Committee will take into account compliance with the requirements in determining grants of long-term incentive plan awards or annual equity retainers. To date, the Nominating and Governance Committee has not found any violations under the policy.

Recoupment Policy

We currently do not have a recovery, or “clawback” policy applicable to the reimbursement to our company of any annual incentive bonuses or equity compensation awards other than those required under Section 304 of the Sarbanes-Oxley Act. The Compensation Committee will continue to evaluate the need to adopt such a policy.

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information.

The Compensation Committee of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis for 2016 required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in the Company’s proxy statement for the 2017 annual meeting of stockholders, and also incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Compensation Committee of the Board of Directors

Steven J. Pully, Chairman
Andrew L. Fawthrop
Michael Keane
A. John Knapp

Executive Compensation

2016 Summary Compensation Table

The following sets forth the annual compensation elements of VAALCO’s Named Executive Officers for the three years ended December 31, 2016, December 31, 2015, and December 31, 2014.

Name and Principal Position	Year		Salary ($)	Bonus ($)(2)	Option Awards ($)(3)	Stock Awards ($)(3)	All Other Compensation ($)(5)	Total ($)

Cary M. Bounds Chief Executive Officer and Chief Operating Officer	2016		340,188	331,240	287,123	200,000	15,900	1,174,450
	2015		165,808	—	118,500	194,000	—	488,308

Steven P. Guidry(1)	2016		380,877	—	170,816	—	18,440	570,133
Former Chief Executive Officer	2015		500,000	—	431,698	300,045	24,000	1,255,743
	2014		500,000	395,000	441,356	194,393	25,600	1,556,349

Elizabeth D. Prochnow	2016		195,066	67,564	26,654	—	13,857	303,141
Controller and Chief Accounting Officer (Principal Financial Officer)	2015		148,361	25,278	11,180	—	5,877	190,697

Don O. McCormack (1)	2016		169,948	—	83,280	—	10,223	263,450
Former Chief Financial Officer	2015		54,323	—	86,000	197,000	—	337,323

Gregory R. Hullinger	2016	(4)	219,097	—	—	—	15,762	234,859
Former Chief Financial Officer	2015		333,829	113,501	201,743	140,436	24,000	813,509
	2014		333,829	168,436	214,956	90,865	18,417	826,503

Eric J. Christ (1)	2016		246,325	—	54,319	—	15,273	315,917
Former Vice President, General Counsel & Secretary	2015		254,110	—	137,270	95,616	115,424	602,420

(1)	The base salary amounts actually paid to Mr. Guidry, Mr. McCormack and Mr. Christ for 2016.

(2)	Annual bonuses for 2016 were determined and paid in March 2017. Annual bonuses for 2015 were determined and paid in March 2016. Annual bonuses for 2014 were determined and paid in March 2015. Mr. Bounds received $30,000 of this listed amount in late 2016, $10,000 of which was awarded in 2015.

(3)	The grant date fair value was determined under ASC Topic 718 for financial reporting purposes. For a discussion of the determination of fair value under this Topic for the grants, see Note 12, “Stock-based Compensation and Other Benefit Plans” to the Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. The actual value that can be realized from the exercise of stock options, if any, depends on the increase of VAALCO’s stock price above the exercise price between the vesting date and the exercise date. With the exception of Mr. Bounds and Mr. McCormack’s awards in 2015, the options vest in three equal installments on the date of grant and the first and second anniversaries of the date of grant. Mr. Bounds and Mr. McCormack’s option awards in 2015 vest in three equal installments on the first, second and third anniversaries of the date of grant. The options all expire on the fifth anniversary of the date of grant. The restricted stock awards all vest in three equal tranches on the first, second and third anniversaries of the date of grant. All stock option and SAR awards held by Mr. Guidry, Mr. McCormack and Mr. Christ were either forfeited upon, or expired after, their departure from the Company in 2016, except for one-third of Mr. Christ’s stock options, which he exercised in March 2017.

(4)	On November 9, 2015, Mr. Hullinger retired as the Company’s Chief Financial Officer and began serving as an employee under the terms of an employment agreement as the Company’s Finance and Accounting Senior Advisor in order to assist with the transition of the Company’s financial reporting responsibilities. He continued in that role until March 15, 2016.

(5)	For a breakdown of the individual items comprising the “All Other Compensation” amounts, refer to the table below.

Name and Principal Position	Year	Sign-on Cash Award ($)	401(k) Match ($)	Total All Other Compensation ($)

Cary M. Bounds Chief Executive Officer (current)	2016	—	15,900	15,900
	2015	—	—	—

Steven P. Guidry Chief Executive Officer (former)	2016	—	18,440	18,440
	2015	—	24,000	24,000
	2014	—	25,600	25,600

Don O. McCormack Chief Financial Officer (former)	2016	—	10,223	10,223
	2015	—	—	—

Eric J. Christ Vice President, General Counsel and Corporate Secretary (former)	2016	—	15,273	15,273
	2015	100,000	15,424	115,424

Gregory R. Hullinger Chief Financial Officer (former)	2016	—	15,762	15,762
	2015	—	24,000	24,000
	2014	—	18,417	18,417

Elizabeth Prochnow Controller and Chief Accounting Officer (Principal Financial Officer)	2016	—	13,857	13,857
	2015	—	5,877	5,877

Grants of Plan-Based Awards during 2016

The following table presents grants of plan-based equity awards during the fiscal year ending December 31, 2016:

Name of Executive	Grant Date	All other stock awards: Number of shares of stock or units (#)(1)	All other option and SAR awards: Number of securities underlying options (#)(2)	Exercise or base price of option and SAR awards ($)	Grant date fair value of stock, SAR and option awards ($)(3)

Cary M. Bounds	12/29/2016		375,039	$1.08	200,000
	12/29/2016	185,185			200,000
	3/18/2016		179,580	$1.04	87,114
	3/18/2016		179,580	$1.04	87,114
Steven P. Guidry(4)	3/18/2016		352,125	$1.04	170,816
	3/18/2016		352,152	$1.04	170,816
Don O. McCormack(4)	3/18/2016		171,675	$1.04	83,280
	3/18/2016		171,675	$1.04	83,280
Eric J. Christ(4)	3/18/2016		111,975	$1.04	54,319
	3/18/2016		111,975	$1.04	54,319
Elizabeth Prochnow	3/18/2016		54,945	$1.04	26,654

(1)	Amount represents the restricted stock granted on the noted date and vests in three equal annual installments beginning one year from the date of grant.

(2)	Amounts represent the stock options and SARs granted on the respectively noted dates. One-third of these stock options and SARs vested on the date of grant and the remainder vest in equal installments on the first and second anniversaries of the date of grant.

(3)	The amounts reflected in the table above for restricted stock, stock options and SARs are reported based upon the grant date fair value computed in accordance FASB ASC Topic 718. See Note 12, “Stock-based Compensation and Other Benefit Plans” to Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for additional detail regarding assumptions underlying the value of these equity awards.

(4)	All stock option and SAR awards held by Mr. Guidry, Mr. McCormack and Mr. Christ were either forfeited upon, or expired after, their respective departures from the Company, except for one-third of Mr. Christ’s stock options, which he exercised in March 2017.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table sets forth specific information with respect to unexercised options and unvested awards for each of our Named Executive Officers outstanding as of December 31, 2016.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)		Option expiration date	Number of shares or units or stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(10)

Cary M. Bounds	—	—	—			66,667	(8)	69,334
Cary M. Bounds	—	—	—			185,185	(9)	192,592
Cary M. Bounds	50,000	100,000	1.94	(1)	7/6/2020	—		—
Cary M. Bounds	59,860	119,720	1.04	(2)	3/18/2021	—		—
Cary M. Bounds	125,013	250,026	1.08	(3)	12/29/2021	—		—
Eric J. Christ	49,466	0	4.98	(4)	3/1/2017	—		—
Eric J. Christ	37,325	0	1.04	(5)	3/1/2017	—		—
Gregory Hullinger	100,000	0	8.81	(6)	3/15/2017	—		—
Elizabeth Prochnow	8,666	4,334	2.20	(7)	4/13/2020	—		—
Elizabeth Prochnow	18,315	36,630	1.04	(2)	3/18/2021	—		—

(1)	Represents the exercise price for stock options awarded on July 6, 2015. The options vest in three equal parts on the first three anniversaries following the date of grant.

(2)	Represents the exercise price for stock options awarded on March 18, 2016. One-third of the options vest on the date of grant and the remainder vest in two equal parts on the first and second anniversaries following the date of grant.

(3)	Represents the exercise price for stock options awarded on December 29, 2016. One-third of the options vest on the date of grant and the remainder vest in two equal parts on the first and second anniversaries following the date of grant.

(4)	Represents the exercise price for stock options awarded on March 3, 2015. These options remained exercisable until March 2017, at which point they expired, unexercised.

(5)	Represents the exercise price for stock options awarded on March 18, 2016. These options remained exercisable until March 2017 and were exercised by Mr. Christ.

(6)	Represents the exercise price for stock options awarded on March 16, 2012. These options remained exercisable until March 2017, at which point they expired, unexercised.

(7)	Represents the exercise price for stock options awarded on April 13, 2015. One-third of the options vest on the date of grant and the remainder vest in two equal parts on the first and second anniversaries following the date of grant.

(8)	These amounts represent time-vested restricted stock awards granted on July 6, 2015. The awards vest in three equal parts on the first three anniversaries following the date of grant.

(9)	These amounts represent time-vested restricted stock awards granted on December 29, 2016. The awards vest in three equal parts on the first three anniversaries following the date of grant.

(10)	For purposes of calculating the amounts in this column, the closing price of the Company’s shares on the NYSE on December 30, 2016 of $1.04 was used.

Option Exercises and Stock Vested During the Fiscal Year Ended December 31, 2016

The following table sets forth specific information with respect to each exercise of stock options and each vesting of stock during 2016 for each of our Named Executive Officers on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Cary M. Bounds	—	—	33,333	35,666	(1)
Steven P. Guidry	—	—	29,459	34,848	(2)
Eric J. Christ	—		6,400	7,552	(3)
Gregory R. Hullinger	—	—	36,922	43,377	(4)

(1)	Mr. Bounds’ value realized on the vesting of restricted stock is the result of 33,333 shares vesting at a price of $1.07 per share

(2)	Mr. Guidry’s value realized on the vesting of restricted stock is the result of 9,283 shares vesting at a price of $1.19 per share and 20,083 shares vesting at a price of $1.18 per share.

(3)	Mr. Christ’s value realized on the vesting of restricted stock is the result of 6,400 shares vesting at a price of $1.18 per share.

(4)	Mr. Hullinger’s value realized on the vesting of restricted stock is the result of 36,922 shares vesting at an average price of $1.17 per share

Executive Employment Agreement with Mr. Bounds

We entered into an Amended and Restated Executive Employment Agreement with Cary Bounds effective December 29, 2016, in connection with his appointment as our Chief Executive Officer that date. The initial term of this amended and restated Employment Agreement commences on December 29, 2016 and ends on December 31, 2017, subject to earlier termination upon notice or certain other conditions, and will be extended for successive one-year terms if neither party gives the other party notice of their intention to terminate the Employment Agreement 60 days’ prior to the end of the term. The amended and restated Executive Employment Agreement amends and replaces a prior employment agreement in effect between Mr. Bounds and our company entered into in September 2015.

The amended and restated Employment Agreement provides Mr. Bounds with certain severance benefits if his employment is terminated due to his death or disability, by us without Cause (as defined in the amended and restated Employment Agreement), or by Mr. Bounds for Good Reason (as defined in the amended and restated Employment Agreement), including in connection with a Change in Control (as defined in the amended and restated Employment Agreement). Specifically, the amended and restated Employment Agreement provides that, upon a termination of Mr. Bounds’ employment by us without Cause, by Mr. Bounds for Good Reason, or due to Mr. Bounds’ death or disability, Mr. Bounds (or his beneficiaries) will receive, among other benefits, a cash severance payment at least equal to fifty percent (50%) of his annual base salary then in effect plus fifty percent (50%) of the greater of (i) his average annual bonus paid or payable for the preceding two calendar years and (ii) the annual bonus for the calendar year in which the termination occurs (prorated for the portion of the year actually worked). If Mr. Bounds’ employment is terminated by us without Cause, by Mr. Bounds for Good Reason, or due to Mr. Bounds’ death or disability, in each case within one year following a Change in Control, then we will provide Mr. Bounds (or his beneficiaries) with a cash severance payment at least equal to 150% of his annual base salary then in effect plus 150% of the greater of (i) his average annual bonus paid or payable for the preceding two calendar years and (ii) the annual bonus for the calendar year in which the termination occurs (prorated for the portion of the year actually worked).

The Company would also be required to pay for continuing health insurance premiums for Mr. Bounds and his eligible spouse and dependents for a period of one year following the termination and accrued and unpaid base salary, unused vacation days, and reimbursement for previously incurred business expenses.

Pension Benefits Table

We do not provide a pension plan or any other tax-qualified or non-tax-qualified defined benefit plan for our employees.

Nonqualified Deferred Compensation

We do not contribute to any nonqualified deferred compensation benefit plan or program, or under any contract that would provide deferred compensation benefits.

Potential Payments upon Termination or Change-in-Control

The following sets forth the incremental compensation that would be payable by us to our current Chief Executive Officer in the event of the executive officer’s termination of employment with us under various scenarios, which we refer to as “termination events,” including the executive officer’s voluntary resignation, involuntary termination for “cause,” involuntary termination without “cause,” termination by the executive for “good reason,” termination in connection with a “change in control,” termination in the event of “disability,” termination in the event of death, and termination in the event of retirement, where each of these defined terms has the meaning ascribed to it in the respective executive’s Employment Agreement. In accordance with applicable SEC rules, the following discussion assumes:

●	that the termination event in question occurred on December 30, 2016, the last business day of 2016; and

●	with respect to calculations based on our stock price, we used $1.04, which was the reported closing price of our common stock on December 30, 2016.

The analysis contained in this section does not consider or include payments made to an executive officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of our executive officers and that are available generally to all salaried employees, such as our 401(k) plan. The actual amounts that would be paid upon an executive officer’s termination of employment can only be determined at the time of such executive officer’s termination. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, our stock price at such time and the executive officer’s age and service.

Our Chief Executive Officer is our only Named Executive Officer that was an executive officer as of December 31, 2016 with an Employment Agreement with us. Our Chief Executive Officer is a party to equity award agreements relating to options, restricted stock or SARs granted under our incentive plans. These award agreements may provide that an executive officer is entitled to acceleration of outstanding grants in the event of a termination event.

The table below indicates the amount of compensation payable by us to our Chief Executive Officer including: cash severance, and accelerated stock option and restricted stock award vesting, upon different termination events.

Name of Executive Officer and Type of Compensation	Voluntary Resignation ($)	Involuntary Termination For Cause ($)	Involuntary Termination without Cause or for Good Reason ($)	Termination in Connection with Change in Control ($)	Termination in the Event of Disability ($)	Termination in the Event of Death ($)	Termination in the Event of Retirement ($)

Cary M. Bounds
Cash Severance	—	—	350,500	1,051,534	350,500	350,500	—
Health Care Premiums	—	—	28,211	28,211	28,211	28,211	—
Accelerated Restricted Stock Vesting	—	—	—	261,926	—	—	—
Accelerated Stock Option Award Vesting	—	—	—	—	—	—	—

Total	—	—	378,711	1,341,671	378,711	378,711	—

DIRECTOR COMPENSATION

Our compensation for non-employee directors is designed to be competitive with our peer group of independent energy companies, link rewards to business results and stockholder returns and facilitate increased ownership of our stock. We do not have a retirement plan for non-employee directors. Any of our executive officers who serve as directors are not paid additional compensation for their services as directors.

The Nominating and Corporate Governance Committee is responsible for evaluating and recommending to the independent members of the Board the compensation for non-employee directors, and the independent members of the Board set the compensation.

To reflect the reduction in oil prices, the Board agreed to a reduction in their annual cash compensation on April 1, 2016. Subsequent to the reduction, non-employee directors were compensated in 2016 for service on the Board of Directors or any committee thereof as follows:

●	$33,750 retainer per annum, payable in quarterly installments;

●	$7,500 retainer per annum for the chairman of each Board committee, payable in quarterly installments;

●	$15,000 retainer per quarter for the Chairman of our Strategic Committee, payable in quarterly installments;

●	$18,750 retainer per annum for the Chairman of the Board, payable in quarterly installments;

●	$1,500 for each Board meeting attended;

●	$750 for each committee meeting attended; and

●	an annual equity award in an amount determined by the independent members of the Board. For fiscal year 2016, the awards of common stock were granted on June 2, 2016 for Messrs. Fawthrop, Myers, Keane, Pully and Knapp, The awards of common stock are not restricted or subject to any vesting period; however, the stock award agreements provide that the director is prohibited from disposing of the stock within three years of the date of grant.

2016 Non-Employee Director Compensation

The following table shows compensation paid to each of our non-officer directors who served during the fiscal year ended December 31, 2016.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Steven J. Pully	73,314	80,000	153,314
Michael Keane	115,762	80,000	195,762
John J. Myers, Jr.	63,189	80,000	143,189
Andrew L. Fawthrop	87,438	80,000	167,438
A. John Knapp, Jr.	51,787	80,000	131,787

(1)	Includes annual cash retainer fee, board and committee meeting fees and committee chair and chairman of the board director fees for each non-employee director during fiscal year 2016, as more fully explained in the preceding paragraphs.

(2)	The amounts reported in this column reflect the aggregate grant date fair value of stock awards granted in fiscal year 2016, computed in accordance with FASB ASC Topic 718. See Note 12, “Stock-Based Compensation and Other Benefit Plans” to the Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for additional detail regarding assumptions underlying the value of these equity awards. The date of grant of these awards was June 2, 2016.

AUDIT COMMITTEE REPORT

The Board of Directors has determined that all current Audit Committee members are (i) independent, as defined in Section 10A of the Exchange Act, (ii) independent under the standards set forth by the New York Stock Exchange (NYSE) and (iii) financially literate. In addition, Mr. Myers and Mr. Pully qualify as audit committee financial experts under the applicable rules adopted under the Exchange Act. The Audit Committee is a separately designated standing committee of the Board, as defined in Section 3(a)(58)(A) of the Exchange Act, and operates under a written charter approved by the Board, which is reviewed annually.

Management is responsible for our system of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards in the United States of America and issuing a report thereon. In addition, the independent accountants are responsible for issuing an opinion on their audit of our internal control over financial reporting. The Audit Committee is responsible for monitoring (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, and (iii) the independence and performance of our auditors.

The Audit Committee has reviewed and discussed with our management and the independent auditors the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016, including a discussion of the quality, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301 (AS 1301), “Communications with Audit Committees.”

Our independent auditors also provided to the Audit Committee the written disclosure required by applicable rules of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent auditors that firm’s independence.

Based on the Audit Committee’s discussions with management and the independent auditors, and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC.

Audit Committee of the Board of Directors

John J. Myers, Jr. (Chairman)
Andrew L. Fawthrop
A. John Knapp, Jr
Steven J. Pully

The forgoing information contained in this Audit Committee Report and references in this Proxy Statement to the independence of the Audit Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing..

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the ownership interest in Company stock as of April 6, 2017, the record date for the 2017 Annual Meeting, for (i) all those known to us to be holders of more than five percent of our outstanding stock; (ii) each director and each of our Named Executive Officers and (iii) all directors and all executive officers as a group. Unless otherwise noted, the mailing address of each person or entity named below is 9800 Richmond Avenue, Suite 700, Houston Texas 77042.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding (1)

Directors & Named Executive Officers

Cary M. Bounds	570,801	(2)	*
Andrew L. Fawthrop	102,201		*
Michael Keane	83,042		*
A. John Knapp, Jr.	263,042	(3)	*
John J. Myers, Jr.	347,554	(4)	*
Steven J. Pully	107,429		*
Elizabeth D. Prochnow	49,630	(5)	*

Common Stock owned by all Directors and Executive Officers as a group (7 persons)	1,523,699		2.6%
5% Stockholders:
Kornitzer Capital Management, Inc.	5,252,525	(6)	8.9%
Bradley L. Radoff	4,114,305	(7)	7.0%

* Less than 1%

(1)	As of April 6, 2017, there were 58,591,795 shares of common stock issued and outstanding.

(2)	Includes 294,733 shares that may be acquired subject to options exercisable within 60 days at a weighted-average exercise price of $1.25.

(3)	Includes 20,000 shares owned by Andover Real Estate Services, Inc., an entity that Mr. Knapp controls.

(4)	Includes 45,000 shares that may be acquired subject to options exercisable within 60 days at an exercise price of $7.75.

(5)	Includes 49,630 shares that may be acquired subject to options exercisable within 60 days at a weighted-average exercise price of $1.26.

(6)	Based on a Schedule 13D/A filed with the Securities and Exchange Commission on November 28, 2016, by Kornitzer Capital Management, Inc. (“Kornitzer”), Kornitzer has sole voting power over all of the shares shown in the table, sole dispositive power over 282,000 of the shares and shared dispositive power over 4,970,525 of the shares. The address of Kornitzer is 5420 W. 61st Place, Mission, Kansas 66205.

(7)	Based on a Schedule 13D/A filed with the Securities and Exchange Commission on December 28, 2015 by Group 42, Inc., a Delaware corporation, Paul A. Bell, Michael Keane, BLR Partners LP, BLRPart, LP, BLRGP Inc., Fondren Management, LP, FMLP Inc., The Radoff Family Foundation and Bradley L. Radoff, Mr. Radoff has sole voting power and sole dispositive power over all of the shares shown in the table. Mr. Radoff directly owns 1,938,905 of the shares shown. As the sole shareholder and sole director of each of BLRGP Inc. and Fondren Management, LP and as director of The Radoff Family Foundation, Mr. Radoff may be deemed the beneficial owner of (i) 2,090,400 shares owned by BLR Partners LP and (ii) 85,000 shares owned by The Radoff Family Foundation. The address of Mr. Radoff is 1177 West Loop South, Suite 1625 Houston, Texas 77027.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who own more than 10% of the Company’s Common Stock to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in Common Stock, as well as changes in that ownership.

To our knowledge, based solely upon a review of the copies of Forms 3 and 4 furnished to us, or written representations from certain reporting persons that no Forms 5 were required, we believe that our executive officers and directors complied with all filing requirements with respect to transactions in our equity securities during 2016.

TRANSACTIONS WITH RELATED PERSONS

Review and Approval of Related Person Transactions

It is VAALCO’s policy that all employees and directors, as well as their family members, must avoid any activity that is or has the appearance of conflicting with VAALCO’s business interest. This policy is included in our Code of Business Conduct and Ethics. Each director and executive officer is instructed to always inform the Chairman and Corporate Secretary when confronted with any situation that may be perceived as a conflict of interest. In addition, at least annually, each director and executive officer completes a detailed questionnaire specifying any business relationship that may give rise to a conflict of interest. The Nominating and Corporate Governance Committee reviews all relevant information, including the amount of all business transactions involving VAALCO and the entity with which the director is associated, and makes recommendations, as appropriate, to the Board.

Under SEC rules, related party transactions are those transactions in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any “related person” had or will have a direct or indirect material interest. Executive officers, directors, 5% beneficial owners of our common stock, and their respective immediate family members are considered to be related persons under SEC rules. Any related party transactions that occurred since the beginning of our fiscal 2016, and any currently proposed transactions, are required to be disclosed in this proxy statement. Other than as detailed below, we are not aware of any related party transactions during 2016. In addition, the Nominating and Corporate Governance Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, the Committee considers:

●	the nature of the related person’s interest in the transaction;

●	the material terms of the transaction, including, without limitation, the amount and type of transaction;

●	the importance of the transaction to the related person;

●	the importance of the transaction to the company;

●	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and

●	any other matters the Nominating and Corporate Governance Committee deems appropriate.

Any member of the Nominating and Corporate Governance Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote for approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Related Party Transactions

Except as detailed below, since the beginning of fiscal year 2016 there have been no transactions, and there are no currently proposed transactions, in excess of $120,000, between our Company and any “related person” in which the related person had or will have a direct or indirect material interest, and there are no currently proposed transactions.

Settlement Agreement with Group 42-BLR Reporting Group

On December 22, 2015, the Company entered into a Settlement Agreement (the “Settlement Agreement”) with Group 42, Inc., a Delaware corporation, Paul A. Bell, Michael Keane, and BLR Partners LP, a Texas limited partnership, BLRPart, LP, a Texas limited partnership, BLRGP Inc., a Texas corporation, Fondren Management, LP, a Texas limited partnership, FMLP Inc., a Texas corporation, The Radoff Family Foundation, a Texas non-profit corporation and Bradley L. Radoff (collectively referred to herein as the “Group 42-BLR Group”). Under the terms of the Settlement Agreement, (i) two former members of our Board of Directors, James B. Jennings and O. Donaldson Chapoton, retired as directors, (ii) Michael Keane was appointed to the Board as a designee of the Group 42-BLR Group, and was appointed to the Nominating and Corporate Governance Committee and the Compensation Committee, (iii) the Board agreed to nominate an independent, mutually-agreed upon designee for election at the 2016 Annual Meeting of Stockholders, (iv) the roles of Chairman of the Board and Chief Executive Officer were separated, and Andrew L. Fawthrop was designated as Chairman of the Board and Mr. Keane was designated as Vice Chairman of the Board, (v) until the termination of the Settlement Agreement, the Board agreed to continue to nominate and recommend Mr. Keane (or any replacement designee) and the mutually-agreed upon designee for election to the Board at each stockholder meeting at which directors are to be elected, and (vi) the parties agreed to certain other conditions.

On April 20, 2016, the Court of Chancery of the State of Delaware approved a Stipulation and Order of Dismissal entered into by the parties in the consolidated class action litigation that was the subject of the Settlement Agreement.

To date, no mutually-agreed upon designee has been identified by the Board and the Group 42-BLR Group, and there is no current expectation that one will be appointed.

Under the Settlement Agreement, the Group 42-BLR Group agreed, among other items, that until the Settlement Agreement is terminated, the Group 42-BLR Group would vote in favor of (i) the election of each director nominated by the Board, and (ii) in accordance with the Board’s recommendations with respect to any other proposal to be submitted at a meeting of stockholders, unless Institutional Shareholder Services (“ISS”) recommends otherwise, in which case the Group 42-BLR Group may vote in accordance with ISS’ recommendations. The Settlement Agreement may be terminated by either party at this time.

In addition, the Group 42-BLR Group agreed to certain standstill restrictions, except that Group 42 is allowed to increase its share ownership up to a total of 6.5% and the BLR Group up to a total of 8.5% of the outstanding shares of the Company’s common stock. Under the Settlement Agreement, Mr. Keane (or any replacement designee) shall resign as a director in the event the Group 42-BLR Group fails to maintain beneficial ownership of at least 5% of the outstanding Shares or upon the termination of the Settlement Agreement.

The foregoing description of the Settlement Agreement is qualified in its entirety by reference to the Settlement Agreement, which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2015 and is incorporated herein by reference.

In connection with this Settlement Agreement, we paid approximately $280,000 in 2016 toward the legal fees incurred by the Group 42-BLR Group in 2015.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected BDO USA, LLP as the independent registered public accounting firm to audit the consolidated financial statements and the internal control over financial reporting of VAALCO and its subsidiaries for 2017. The Board has endorsed this appointment.

Representatives of BDO USA, LLP will be present at the Annual Meeting, will have an opportunity to make statements if they desire and will be available to respond to appropriate questions. If the stockholders do not ratify the appointment of BDO USA, LLP, the Audit Committee will consider the failure to ratify the appointment when appointing an independent registered public accounting firm for the following year. Deloitte & Touche LLP previously audited the consolidated financial statements of VAALCO and VAALCO’s internal control over financial reporting during the two years ended December 31, 2015. During each of the two years ended December 31, 2015 and 2014, Deloitte & Touche LLP provided both audit and non-audit services.

On behalf of the Company, the Audit Committee retained BDO USA, LLP to audit our consolidated financial statements and our internal control over financial reporting for 2016. Aggregate fees for professional services rendered for VAALCO by (i) BDO USA, LLP, for the year ended December 31, 2016 and by (ii) the member firms of Deloitte Touche Tohmatsu and their respective affiliates for the year ended December 31, 2015 and through June 20, 2016, respectively, are as follows (amounts in thousands of dollars):

	BDO		D&T
	2016	2015	2016	2015
	(in thousands)		(in thousands)
Audit Fees	$517	$—	$321	$750
Audit-related Fees		—		2
Tax Fees	66	—	36	96
Total	$583	$—	$357	$848

Audit Fees

For the years ended December 31, 2016 and 2015, audit fees paid by us to Deloitte & Touche LLP and to BDO USA, LLP were for the audit of our annual financial statements, the related attestation of internal control over financial reporting, and the review of our quarterly financial statements.

Audit-Related Fees

For the year ended December 31, 2015, audit related fees pertained to cost attestations for our Gabon operation.

Tax Fees

For the years ended December 31, 2016 and 2015, fees billed by Deloitte & Touche LLP and BDO USA, LLP to VAALCO for tax services were for review of federal and state income tax filings, consultation with respect to IRS audits, United Kingdom tax filings and for consultation in Gabon on payroll tax matters.

Audit Committee Pre-Approval Policies and Procedures

The 2016 audit and non-audit services provided by Deloitte & Touche LLP and BDO USA, LLP were pre-approved by the Audit Committee. The non-audit services which were approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the accounting firm’s independence.

The Audit Committee has in place pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by its independent registered public accounting firm and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the accounting firm. The services and fees must be deemed compatible with the maintenance of the accounting firm’s independence, including compliance with SEC rules and regulations.

Throughout the year, the Audit Committee reviews any revisions to the estimates of audit and non-audit fees initially approved.

During 2016, no fees for services outside the audit, review or attestation that exceeded the waiver provisions of 17 CFR 210.2-01(o)(7)(i)(c) were approved by the Audit Committee.

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of BDO USA, LLP as the Company’s Independent Auditor for the year 2017. If not otherwise specified, proxies will be voted “FOR” Proposal No. 2.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Effective June 20, 2016, our Audit Committee approved the engagement of BDO USA, LLP as our company’s independent registered public accounting firm for the year ending December 31, 2016. Also on that date, the Audit Committee informed Deloitte & Touche LLP that it would be dismissed as the Company’s independent registered public accounting firm, effective June 20, 2016. The Audit Committee made its decision after soliciting proposals from several accounting firms.

During the years ended December 31, 2015 and 2014, and through June 20, 2016, neither we nor anyone on our behalf consulted with BDO USA, LLP with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither written nor oral advice was provided to us that BDO USA, LLP concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of disagreement (as defined in Item 304(a)(l)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined by Item 304(a)(l)(v) of Regulation S-K).

The reports of Deloitte & Touche LLP on our consolidated financial statements for the years ended December 31, 2015 and 2014 did not contain an adverse opinion or disclaimer of an opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that the December 31, 2015 report contained an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern.

During the years ended December 31, 2015 and 2014 and through June 20, 2016, there were no disagreements (as defined in Item 304(a)(l)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused Deloitte & Touche LLP to make reference to the matter in its report on the consolidated financial statements for such year.

Except for the material weaknesses in our internal control over financial reporting as described by us in Item 9A of our Annual Reports on Form 10-K for the years ended December 31, 2014 (the “2014 Form 10-K”), December 31, 2015 (the “2015 Form 10-K”), each as filed with the Securities and Exchange Commission (the “Commission”) on March 16, 2015 and March 16, 2016, respectively, and the material weakness in our internal control over financial reporting that has not been remediated as described by us in Item 4 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 (“Q1 2016 Form 10-Q”), as filed with the Commission on May 10, 2016, there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K that occurred during our two most recent fiscal years or during the subsequent interim period through June 20, 2016. The material weaknesses in internal control over financial reporting identified in the 2014 Form 10-K related to (i) internal control over the preparation and review of the impairment evaluation of oil and gas properties and (ii) the control environment, risk assessment and internal controls over financial reporting due to insufficient financial reporting resources. The material weakness in internal control over financial reporting identified in the 2015 Form 10-K and in the Q1 2016 Form 10-Q related to the control environment and internal controls over financial reporting due to insufficient financial reporting resources.

Because of these weaknesses, our management concluded, as reported in the 2014 Form 10-K, the 2015 Form 10-K and the March 31, 2016 Form 10-Q, that we did not maintain effective internal control over financial reporting as of December 31, 2014, December 31, 2015 and March 31, 2016. Deloitte & Touche LLP, in its attestation reports in the 2014 Form 10-K and 2015 Form 10-K also reported that, in its opinion, we did not maintain in all material respects, effective internal control over financial reporting as of December 31, 2014 and December 31, 2015, respectively. The Audit Committee discussed these matters with Deloitte & Touche LLP, and we authorized Deloitte & Touche LLP to respond fully to inquiries by BDO USA, LLP regarding these reportable events.

Deloitte & Touche LLP furnished a letter to the Commission stating that it agreed with the statements above concerning Deloitte & Touche LLP, and a copy of that letter was filed as an exhibit to our Current Report on Form 8-K that we filed with the SEC on June 24, 2016.

PROPOSAL NO. 3

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

Our Compensation Program

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are required to conduct a separate stockholder advisory vote to approve the compensation of Named Executive Officers, commonly known as a “Say-on-Pay” proposal. Accordingly, we are asking our stockholders to approve, on an advisory, non-binding basis, the compensation paid to our Named Executive Officers, as described in the “Executive Compensation and Other Information” section of this Proxy Statement. Our Board of Directors recognizes that executive compensation is an important matter for our stockholders. As described in detail in the “Executive Compensation and Other Information—Compensation Discussion & Analysis” (the “CD&A”) section of this Proxy Statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy and the core of that philosophy is to pay our Named Executive Officers based on performance. In particular, the Compensation Committee strives to attract, retain and motivate exceptional executives, to properly incentivize future performance by rewarding the achievement of established goals, and to align executives’ long-term interests with the interests of our stockholders. To do so, the Compensation Committee uses a combination of short- and long-term incentive compensation to reward near-term excellent performance and to encourage our Named Executive Officers’ commitment to our long-range, strategic business goals. It is the intention of the Compensation Committee that our Named Executive Officers be compensated competitively as compared to other companies in the same and closely related industries while ensuring that our compensation programs are consistent with our strategy, sound corporate governance principles, and stockholder interests and concerns. The Compensation Committee retains complete discretion over the actual amounts paid to our executives.

As described in the CD&A, we believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to our Named Executive Officers are reasonable and not excessive. As you consider this Proposal THREE, we urge you to read the CD&A for additional details on the compensation of our Named Executive Officers, including information about our compensation philosophy and objectives and the past compensation of our Named Executive Officers, and to review the tabular disclosures regarding Named Executive Officer compensation together with the accompanying narrative disclosures in the “Executive Compensation and Other Information” section of this Proxy Statement. Among the program features incorporated by the Compensation Committee to align the compensation program for our Named Executive Officers with our executive compensation philosophy are the following:

●	Equity-based awards generally incorporate a multi-year vesting period to emphasize long-term performance and executive retention;

●	Our annual performance-based cash awards incorporate numerous financial and/or strategic performance metrics to eliminate the possibility of an executive focusing on one short-term performance goal at the exclusion of others and to ensure that our Named Executive Officers are motivated to achieve excellence in a wide range of performance metrics;

●	The grant of equity-based awards and the adoption of stock ownership guidelines align the interests of our Named Executive Officers with those of our stockholders and focus our executives on long-term stockholder value creation; and

●	Cash payments under our Employment Agreements with executive officers requires a double trigger (i.e., a termination of employment in connection with a change in control) rather than a single trigger (a change in control alone) to initiate payment.

As an advisory vote, Proposal THREE is not binding on our Board of Directors or the Compensation Committee and will not require our Board of Directors or the Compensation Committee to take any specific action. Although the vote is non-binding, our Board of Directors and the Compensation Committee value the opinions of our stockholders, and will carefully consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

Text of the Resolution to be Adopted

We are asking stockholders to vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers pursuant to the compensation disclosure rules of the Securities and Exchange Commission (including Item 402 of Regulation S-K), as disclosed in the Company’s most recent proxy statement, including the Compensation Discussion and Analysis, the accompanying compensation tables and related narrative discussion, is hereby APPROVED.”

Recommendation of our Board of Directors

The Board of Directors unanimously recommends that stockholders vote “FOR” Proposal No 3: Advisory non-binding vote on executive compensation to approve the compensation of our named executive officers as disclosed in this proxy statement.

PROPOSAL NO. 4

ADVISORY RESOLUTION ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

This proposal gives stockholders the opportunity to indicate how frequently we should seek an advisory vote on our executive compensation (commonly referred to as “Say-on-Frequency”), such as Proposal 3 above. By voting on this Proposal 4, stockholders can indicate whether they would prefer an advisory vote on executive compensation every year, every two years or every three years, or abstain on this matter. In 2011, stockholders voted to include the say-on-pay proposal at every annual meeting. As a result, we have submitted our say-on-pay proposal to our stockholders at every subsequent annual meeting since 2011. As required by SEC rules, this year we are resubmitting a proposal on the Say-on-Frequency.

After careful consideration, the Board has determined that continuing to hold an advisory vote on executive compensation every year remains the most appropriate policy for us at this time. An annual, non-binding advisory vote on executive compensation will allow our stockholders to provide input on our executive compensation philosophy, policies and practices, as disclosed in the proxy statement every year. Our Board of Directors believes that an annual vote enables our Compensation Committee to evaluate any changes in stockholders sentiment as it conducts its regular compensation review.

Although the advisory vote is non-binding, our Board will review the results of the vote and, consistent with our record of stockholder engagement, will consider stockholder preference as expressed through the vote.

Recommendation of our Board of Directors

The Board of Directors unanimously recommends that you vote for the option “ONE YEAR” as the frequency for future advisory votes on the compensation of our Named Executive Officers.

ADDITIONAL INFORMATION

Stockholder Proposals for 2018 Annual Meeting

Stockholders who desire to present proposals at the 2018 Annual Meeting of Stockholders and to have proposals included in our proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must submit their proposals to us at our principal executive offices not later than the close of business on December 21, 2017. If the date of the 2018 Annual Meeting is changed by more than 30 days from the date of the 2017 Annual Meeting, the deadline for submitting proposals is a reasonable time before we begin to print and mail the proxy materials for our 2018 Annual Meeting.

Our bylaws provide that stockholders may nominate persons for election to the Board of Directors or bring any other business before the stockholders (other than matters properly brought under Rule 14a-8) at the 2018 Annual Meeting of Stockholders only by sending to VAALCO’s Corporate Secretary a notice containing the information required by our bylaws no earlier than the close of business on February 2, 2018 and no later than the close of business on March 2, 2018. If we schedule our 2018 Annual Meeting to a date that is more than 30 days before or 60 days after June 1, 2018, then such notice must be given no earlier than the close of business 120 days, and no later than the close of business 90 days, before the rescheduled meeting, unless VAALCO gives notice of the rescheduled Annual Meeting less than 100 days before the rescheduled meeting, in which case the notice must be given within 10 days following the date public notice of the rescheduled meeting is given by VAALCO. The stockholder’s written notice must include information about the proposed nominee, including name, age, business address, number of shares of our common stock beneficially owned, and any other information required in proxy solicitations for the contested election of directors, including employment history, participation as a director of other public or private corporations, and information about any relationship or understanding between the proposing stockholder and the candidate or any other person (naming that person) pursuant to which the nomination is to be made. In addition, the stockholder giving the notice must include the following information: such stockholder’s name, record address, number of shares of our common stock beneficially owned, any short positions held in our securities, other information about his or her ownership of our securities, and a description of all arrangements or understandings between the stockholder and each nominee and any other person (naming such person) pursuant to which each nomination is to be made by the stockholder.

VAALCO ENERGY, INC. 9800 Richmond Avenue, Suite 700 Houston, Texas 77042

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			☐	☐	☐

1.	Election of Directors

Nominees

01 Cary Bounds 02 Andrew L. Fawthrop 03 Michael Keane 04 A. John Knapp, Jr. 05 John J. Myers, Jr.
06 Steven J. Pully

The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain

2	To ratify the appointment of BDO USA LLP as the Company’s independent auditors for 2017.							☐	☐	☐

3	To approve, on an advisory basis, the compensation of our named executive officers.							☐	☐	☐

The Board of Directors recommends you vote FOR 1 YEAR for proposal 4.							1 Year	2 Years	3 Years	Abstain

4	To approve, on a non-binding advisory basis, the frequency of executive compensation advisory votes.						☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

			Yes	No

Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K is/are available at www.proxyvote.com

VAALCO ENERGY, INC.
Annual Meeting of Stockholders
June 1, 2017 9:00 AM

The undersigned hereby appoints Cary Bounds and Elizabeth Prochnow, or either of them, as proxies, each with the full power of substitution and revocation as to each of them, to represent the undersigned and to vote all shares of Common Stock of VAALCO ENERGY, INC. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, CDT on June 1, 2017, at the Houston Marriott Westchase Hotel, 2900 Briarpark Drive, Houston, Texas 77042, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. TO BE VALID, THIS PROXY MUST BE SIGNED.

Continued and to be signed on reverse side

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